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                                                                  EXHIBIT 10 (b)

Donaldson Pillsbury
Sotheby's Holdings, Inc.
1334 York Avenue
New York, NY  10021

Dear Don:

   Sotheby's Holdings, Inc. ("the Company") hereby agrees with you as follows:

     1. If your employment by the Company (i) is terminated by you not less than six (6) nor more than twelve (12) months after a Change of Control (as defined in the Sotheby's Holdings, Inc. 1997 Stock Option Plan), or (ii) is terminated at any time by the Company without Cause (including by reason of death or disability), then (w) the Leadership Incentive Bonus payable to you in two installments on February 28, 2002 and September 30, 2002 pursuant to my letter to you dated October 16, 2000, shall be paid to you on the date of such termination, (x) the Company will pay you the difference between the vested amount of your Retirement Savings Benefits under the 1988 Benefit Equalization Plan of Sotheby's, Inc. on the date of such termination and the amount you would be entitled to receive under such plan if your Retirement Savings Benefits were then fully vested, (y) the Company will pay you the difference between the vested amount of your Employer Matching Contribution Account and your Employer Standard Contribution Account (collectively, the "Accounts") under the Sotheby's, Inc. Retirement Savings Plan on the date of such termination and the full amount then credited to the

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Accounts and (z) you shall be entitled to be paid upon such termination the full benefits to which you are entitled under Sotheby's Severance Plan. For the purpose of this Agreement, such benefits shall be paid under the terms of the Severance Plan as in effect on the date of execution of this Agreement, regardless of whether that plan is modified during the term of this Agreement, unless the modification results in an enhanced benefit, in which case you will be entitled to such enhanced benefit.

     2. For purposes hereof, "Cause" shall mean (i) your fraud or gross negligence in the performance of your duties which is materially injurious to the Company or (ii) your conviction of a felony crime. The President and Chief Executive Officer shall determine in his sole discretion whether the occurrence or non-occurrence of an event constitutes Cause. You shall have thirty (30) days following the receipt of notice from the Company of the existence of circumstances constituting Cause to correct such circumstances. Any notice of termination of Cause must be given within sixty (60) days following the President and Chief Executive Officer learning of circumstances constituting Cause.

     3. Pursuant to the Sotheby's 1997 Stock Option Plan, an option to purchase 50,000 shares will be provided to you upon your execution of this Agreement.

     4. (a) Because of the importance of stability and confidentiality during this time of uncertainty for the Company, and because you have specialized, unique confidential

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knowledge vital to the Company, you agree that during the Restricted Period
(defined below) you will not, without the consent of the Company, directly or indirectly, in New York, California, England, France or Switzerland engage directly or indirectly in the live or on-line Art Auction Business or in any other business in which the Company is engaged or is actively seeking to be engaged as of the time that your employment terminates, whether such engagement by you is as an officer, director, proprietor, employee, partner, owner, consultant, advisor, agent, sales representative or other participation. For purposes of this agreement, the Art Auction Business involves auctions of the property in the collecting categories that the Company offers for sale in its core business at the time of termination. For purposes of this Agreement, the "Restricted Period" is during the course of your employment and any further period during which you are subject to restrictions pursuant to your Notice and Non-Compete Agreement with the Company dated October 18, 2000.

        (b) In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to in any such case, directly or indirectly, hire, recruit, solicit or induce any of the Company's employees to terminate their employment with the Company.

        (c) If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in the foregoing is unenforceable against you, the provisions of this

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paragraph shall not be deemed null and void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

     This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute relating to this Agreement.

     This Agreement shall remain in effect and binding upon any successor or assign of Sotheby's including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all of the assets of the Company in accordance with the operation of law, and such successor entity shall be deemed the "Company" for purposes of this Agreement. In the situations set forth in this paragraph, if the Agreement is not assumed as a matter as a matter of law, the Company will require its assumption by the successor entity.

     If you are in agreement with the foregoing arrangements, please confirm your agreement by signing in the space indicated below, whereupon this Agreement shall become effective as of September 28, 2001.

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                                           Very truly yours,

                                           SOTHEBY'S HOLDINGS, INC.

                                           /s/ William F. Ruprecht
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                                           William F. Ruprecht
                                           President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Donaldson Pillsbury
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Donaldson Pillsbury